NORTH CAROLINA
Department of The Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

THE SAINT JAMES COMPANY

the original of which was filed in this office on the 29th day of June, 1990.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 9th day of March, 2009.

Elaine F. Marshall

Secretary of State

ARTICLES OF AMENDMENT
OF
RADIATION DISPOSAL SYSTEMS, INC.

The undersigned corporation, for the purpose of amending its Articles of Incorporation, hereby executes the following Articles of Amendment:

1. The name of the corporation is RADIATION DISPOSAL SYSTEMS, INC.

2. The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on the 14th day of June, 1990 in the manner prescribed by law:

> RESOLVED that the Articles of Incorporation of the Company be amended by adding a new Article designated as "Article X" to read as follows:
>
> ARTICLE X
>
> To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company, its shareholders or otherwise for monetary damages for beach of his duty as a director. Any repeal or modification of this Article X shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

3. The total number of shares of capital stock of the corporation outstanding at the time of the adoption by the shareholders of the amendments to the Articles of Incorporation set forth herein and the number of shares entitled to vote thereon was 9,977,495.

4. The number of shares of capital stock voted for the amendment to the Articles of Incorporation set forth herein was 7,962,498, 333,702 shares were voted against such amendment and 18,702 shares abstained.

5. The amendments herein effected do not effect any exchange, re-classification or cancellation of the issued shares of the corporation.

6. The amendments herein effected do not effect the stated capital of the corporation.

7. The amendment herein effected do not give rise to dissenter's rights to payment for reason that the only effects of such amendment is to eliminate the personal liability of directors in certain situations.

IN TESTIMONY WHEREOF, these Articles of Amendment are executed and signed by the President and Asst. Secretary of the corporation, this the 26th day of June, 1990.

RADIATION DISPOSAL SYSTEMS, INC.

By: Manuel E. Kane
Manuel E. Kane, President

ATTEST:
Ross A Kane
Ross Kane, Asst. Secretary

[CORPORATE SEAL]

STATE OF NORTH CAROLINA
COUNTY OF GASTON

I, Peggy H. Cornwell, a Notary Public, hereby certify that on this 27th day of June, 1990, personally appeared before me Manuel E. Kane and Ross Kane, each of whom being by me first duly sworn, declared that he signed the foregoing document in the capacity indicated, that he was authorized so to sign, and that the statements therein are true.

Peggy H. Cornwell
Notary Public

My Commission Expires:
Dec. 8, 1993